Exhibit 10.1

11425 West Lake Park Drive Suite 900 Milwaukee, WI 53224-3025 Phone 414.973.4300 Fax: 414.973.4357 www.arinet.com

January 9, 2006

VIA HAND DELIVERY

Michael E. McGurk

18435 Le Chateau Drive

Brookfield, WI  53045

RE:

Severance Agreement

Dear Mike:

As we have told you, ARI Network Services, Inc. (“Company”) has made the decision to terminate your employment, effective today, January 9, 2006 (“Separation Date”).  This will confirm the Company’s offer regarding the separation of your employment with the Company.  In connection with the separation, the Company offers you the following benefits:

(1)

Unconditional Assistance Benefits.  Whether or not you choose to sign this agreement and accept the terms it contains or, having done so, exercise your rights to revoke your acceptance of these terms (described more fully in Paragraph 4(D), below), the following circumstances will apply to you:

(A)

By no later than the first Company pay date following the Separation Date, the Company will pay you, subject to normal deductions for income and employment taxes, your regular base salary (together with any vacation that you have accrued but not used) through the Separation Date;

(B)

You will retain all your vested rights, if any, as of the Separation Date in the Company’s 401(k) plan and will receive all payments due you under the terms of that plan;

(C)

You will retain your right to payment of the gross amount of $40,887.00 that you have earned as of the Separation Date under the Company’s executive bonus arrangements, and payment of this amount, subject to normal deductions for income and employment tax withholding, will be made in the paycheck to be issued to you by the Company on January 13, 2006.  Pursuant to the Company’s executive bonus arrangements, you forfeit all rights to any current year bonus for the fiscal quarter in which the Separation Date occurs and subsequent fiscal quarters and all rights to any long-term bonus not yet paid to you;

(D)

You and the Company are currently parties to one or more stock option agreements (“Option Agreements”) which will remain in full force and effect pursuant to their terms following the Separation Date.  The Option Agreements, together with each of their associated stock option plans (“Stock Option Plans”), provide you with the option to purchase certain shares of Company stock pursuant to their terms.  Your outstanding stock

Michael E. McGurk
January 9, 2006

options under the Option Agreements and Stock Option Plans will remain exercisable following the Separation Date as provided in the Option Agreements and Stock Option Plans governing any particular set of stock options.  You acknowledge and agree that, pursuant to the applicable Stock Option Agreements and Stock Option Plans, you will have ninety (90) days following the Separation Date to exercise the stock options granted to you under the Company’s 2000 Stock Option Plan and will forfeit all vested and unvested stock options on the Separation Date under the Company’s 1991 Stock Option Plan;

(E)

The Company will provide you with the right to participate, at your own expense, in the Company’s group health insurance plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(F)

The Company will make available to you a two (2) week outplacement service program from an outplacement service provider selected by the Company.  As noted in Paragraph 2(C), below, your ability to utilize these outplacement services may be extended beyond the two (2) week period specified in this Paragraph 1(F), if you accept this agreement and do not revoke your acceptance of it; and

(G)

You understand that within five (5) calendar days following the Separation Date, you must return to the Company all of its property and all of the property of its present and former officers, directors, stockholders, members, partners, agents, employees and customers which you possess or over which you have direct or indirect control, including, but not limited to, all monies, records, files, credit cards, keys, cellular telephones, beepers, and electronically encoded information such as computer disks, etc., and all copies of such Company property (collectively, “Company Property”).

(2)

Conditional Assistance Benefits. In consideration of your undertakings set forth in Paragraph 3, below, and conditioned upon (i) your acceptance of the terms contained in this agreement, and (ii) your decision not to exercise your revocation rights (described in Paragraph 4(D), below), you will receive the following additional assistance benefits:

(A)

The Company will pay you, as severance, a total of six (6) months of your regular base salary, at the regular base salary rate in effect on the Separation Date, payable in bi-weekly installments in accordance with the Company’s regular payroll practices and schedule, beginning on the first regular Company pay date that occurs at least five (5) business days following expiration of the Revocation Period (described below); provided, however, that these severance payments will be reduced by any gross earnings you may earn in each work week of the six (6) month period immediately following the Separation Date from any source, including, but not limited to, employers or independent contractor relationships (“Mitigation Earnings”).  You acknowledge and agree that the total gross amount of such severance pay under this Paragraph 2(A) is $69,444.96 less total Mitigation Earnings.  You agree to notify Mary Pierson, ARI Network Services, Inc., 11425 West

Michael E. McGurk
January 9, 2006

Lake Park Drive, Suite 900, Milwaukee, Wisconsin, 53224, (414) 973-4522 on a weekly basis (on the Friday of each work week of the six (6) month period immediately following the Separation Date) of the gross earnings you have earned in such work week.  The severance payments provided in this Paragraph 2(A) will be subject to normal deductions for income and employment tax withholding.  For unemployment compensation purposes, you agree and acknowledge that payments under this Paragraph 2(A) are allocated to the workweeks between January 13, 2006 and July 14, 2006, and that you may be ineligible to collect unemployment compensation benefits during that period;

(B)

Following expiration of the Revocation Period (described below), if you were covered by the Company’s group health insurance plan on the Separation Date and you elect COBRA coverage in a timely manner, the Company will pay the total cost of such COBRA coverage for the lesser of (i) the first six (6) months for which you are eligible for COBRA coverage or (ii) until you obtain other health insurance coverage.  Immediately following this period of Company-subsidized COBRA coverage, you will be solely responsible for payment of the entire cost of COBRA coverage if you choose to continue such coverage.  Within five (5) calendar days of your obtaining other health insurance coverage, you agree to inform the Company of such fact in writing; and

(C)

Following expiration of the Revocation Period (described below), the Company will make available to you a six (6) month outplacement service program (inclusive of the two (2) weeks of outplacement specified in Paragraph 1(F), above) from an outplacement service provider selected by the Company.  Once you have completed the outplacement program specified in this Paragraph 2(C), you will be solely responsible for payment of any additional costs incurred as a result of your use of such outplacement services.

(3)

Your Undertakings.  In exchange for the benefits provided to you under Paragraph 2, above, you agree as follows:

(A)

You agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its affiliates and subsidiaries and their respective past and present officers, directors, stockholders, members, partners, agents and employees (“Released Parties”) from any claims arising on or before the date you sign this agreement.  This includes, but is not limited to, giving up any claims related in any way to your employment by the Company, the decision to terminate your employment, termination of our employment relationship, and wages and other remuneration, including, but not limited to, any current or former bonus or other incentive plans or programs offered by the Company.  This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you.  Because you are age 40 or older, your acceptance of this agreement also will release any and all claims under the federal Age Discrimination in Employment Act.  You should not construe this reference to age discrimination claims as in

Michael E. McGurk
January 9, 2006

any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 3(A).  You agree to waive and give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against the Released Parties regarding any claim released in this agreement;

(B)

You represent and warrant that as of the date of your signing of this agreement, you do not have within your possession or control any Company Property (defined above);

(C)

You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company or any of the Released Parties (defined above).  Nothing contained in this Paragraph 3(C) shall preclude you from providing truthful testimony pursuant to subpoena or other legal process; and

(D)

You agree that for two (2) years following the Separation Date you will not directly or indirectly encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee’s services to the Company.

(4)

Acceptance Procedures.  The Company wishes to ensure that you voluntarily agree to the terms contained in this agreement and do so only after you fully understand them.  Accordingly, the following procedures shall apply:

(A)

You agree and acknowledge that you have read this agreement, understand its contents, and may agree to the terms of this agreement by signing and dating it and returning the signed and dated agreement, via mail, overnight delivery or hand delivery, so that it is received by Mary Pierson, ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin, 53224, on or before 5:00 p.m. Central time on the 25th calendar date following your receipt of this agreement.  The sooner you sign and return this agreement to the Company, the sooner you will receive the benefits described in Paragraph 2, above;

(B)

You agree and acknowledge that you have been advised by the Company to consult with an attorney prior to signing this agreement;

(C)

You understand that this agreement, at Paragraph 3(A), above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act;

Michael E. McGurk
January 9, 2006

(D)

You understand that you have seven (7) calendar days after signing this agreement within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, overnight delivery or hand delivery, directed to and received by Mary Pierson, ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin, 53224, on or before 5:00 p.m. Central time on the first work day following the end of the Revocation Period;

(E)

This agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 4(A), above, and have chosen not to exercise your revocation rights, as described in Paragraph 4(D), above.  If you give timely notice of your intention to revoke your acceptance of the terms set forth in this agreement, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this agreement’s terms, shall be restored; and

(F)

You represent and warrant to the Company that, in the event, you choose to accept the terms of this agreement by signing it, the date and time appearing above your name on the last page of this agreement shall be the actual date and time on which you have signed the agreement.

(5)

Miscellaneous.  Should you accept the terms of this agreement, its terms will be governed by the following:

(A)

This agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof.  If you accept this agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, incentive or bonus plans or programs (including any executive bonus arrangements and the May 20, 1999 Change of Control Agreement between you and the Company), and any prior customs or practices of the Company; provided, however, that this Paragraph 5(A) does not apply to the Stock Option Agreements, the Stock Option Plans or any confidentiality, non-competition or other restrictive covenant obligations that you owe to the Company (including the January 20, 1997 Confidentiality Agreement between you and the Company) which shall survive and remain in full force and effect following the Separation Date;

Michael E. McGurk
January 9, 2006

(B)

If any court of competent jurisdiction determines that any of the provisions of Paragraph 3(D), above, are invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of Paragraph 3(D) or this agreement which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein;

(C)

Nothing in the release contained in this agreement should be construed as an admission of wrongdoing or liability on the part of the Company.  The Company denies any liability to you.  Such provision is included merely to wrap up all loose ends between us;

(D)

This document and its interpretation shall be governed and construed in accordance with the laws of the State of Wisconsin and shall be binding upon the parties hereto and their respective successors and assigns;

(E)

In the event that you breach any provision of this agreement, you agree that the Company may suspend all additional payments under this agreement, recover any damages suffered as a result of such breach and recover from you any reasonable attorneys’ fees and costs it incurs as a result of your breach.  In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provisions of this agreement; and

(F)

You understand and acknowledge, that pursuant to law, a copy of this agreement will be filed with the United States Securities and Exchange Commission (“SEC”) and that, as a result, the terms of this agreement will be public.

This agreement is intended to resolve all outstanding issues between you and the Company in a comprehensive manner.  Although the agreement contains language releasing the Company from claims, the Company maintains, and you understand and acknowledge that the Company maintains, that you have no such claims against the Company or any of the parties covered by the release contained in Paragraph 3(A), above.

Michael E. McGurk
January 9, 2006

Should you have any questions, please feel free to contact Mary Pierson.

Very truly yours,

ARI NETWORK SERVICES, INC.

By:

   /s/ Brian E. Dearing

Brian E. Dearing

Chairman and Chief Executive Officer

I agree with and accept the terms contained in

this agreement and agree to be bound by them.

Dated this 13th day of January, 2006.

Time:   1:30 p.m._______________________

/s/ Michael E. McGurk__________________

Michael E. McGurk

Severance Summary Sheet

Michael E. McGurk

January 9, 2006

The following summarizes the terms of the severance agreement that ARI Network Services, Inc. (“ARI”) has offered to you today.  This summary of terms does not purport to include all the provisions or language contained in the severance agreement.  Furthermore, this summary does not constitute an agreement or contract between you and ARI.  With the exception of those items that you are entitled to by law, in order for a binding severance agreement to exist between you and ARI and in order for you to receive the benefits offered to you in the severance agreement, both you and ARI must execute the severance agreement pursuant to its terms, and the Revocation Period (defined in the severance agreement) must expire.

Benefit	Unconditional Benefit	Conditional Benefit

Salary	Through January 9, 2006	Through July 14, 2006
Vacation Pay	35 days	N/A
2005 Bonus	Paid on January 13, 2006	N/A
Stock Options	90 days for options from 2000 Stock Option Plan	N/A
Health Coverage Continuation	February 2006 to August of 2007 at your own expense	February 2006 to July 2006 at the Company’s expense (continuation available through August of 2007 at your own expense)
Outplacement Service	2 weeks	6 months